                            EMPLOYMENT AGREEMENT

                             (Marvin M. Speiser)

      This Agreement is made as of this 4th day of April, 1995, by and between Health-Chem Corporation, a Delaware corporation (the "Employer") and Marvin M. Speiser (the "Executive").

                            W I T N E S S E T H:

      WHEREAS, the Executive has served the Employer as its Chairman of the Board and President since 1976; and

      WHEREAS, the Employer wishes to continue to secure for itself the Executive's extensive experience, outstanding abilities and services and to enhance the Executive's abilities to act in the best interest of the Employer and its stockholders during periods of uncertainty relating to the structure or ownership of the Employer or its subsidiaries, without being influenced by any uncertainties with respect to Executive's position with the Employer; and

      WHEREAS, to achieve this purpose, the Board of Directors of the Employer considered and approved this Agreement to be entered into with the Executive as being in the best interests of the Employer and its stockholders; and

      WHEREAS, the Executive desires to provide such services under the terms and conditions hereof;

      NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

      1. Effective Date. The "Effective Date of this Agreement" shall be the date set forth above.

      2. Employment. (a) The Employer hereby agrees to continue the Executive in its employ for a period of sixty (60) months commencing on the Effective Date of this Agreement (the "Employment Period"), with the same director and officer titles, duties and responsibilities as in effect immediately prior to the Effective Date of this Agreement, and in such other executive capacity within the New York City Metropolitan area as the Employer's Board of Directors may reasonably request. The Executive agrees that during the Employment Period he shall continue to devote such time to his executive duties as necessary for the proper performance of his duties and shall perform such duties faithfully, diligently and to the best of his ability during the Employment Period, provided, however, that Executive's continued service for other corporations and entities, and on any other corporate, civic, charity or foundation board shall not be deemed to breach Executive's obligations hereunder.

         (b)  The Employment Period shall be automatically extended for consecutive twelve (12) month periods upon each anniversary of the Effective Date unless not less than ninety (90) days prior thereto the Employer or Executive notifies the other party in writing that there shall be no extension or further extension of this Agreement.

     3. Compensation, Compensation Plans, Benefits and Perquisites. During the Employment Period, the Employer shall pay and the Executive shall be entitled to receive:

         (a) An annual salary at a rate which is not less than $415,552 (of which $120,000 shall be in consideration of Executive's services as an executive officer of Herculite (as defined below)), with the opportunity for increases from time to time thereafter which are in accordance with the regular practices of the Employer or its affiliates (which for purposes of this Agreement, shall mean any corporation or enterprise which, as of a given date, is a member of the same controlled group of corporations, the same group of trades or businesses under common control or the same affiliated service group, determined in accordance with Section 414(b), (c), (m) or (o) of the Code (as defined in Paragraph 8(a) hereof), as is the Employer) with respect to executives with comparable duties; provided, however, that the rate of such annual salary shall be increased by at least four percent (4%) on each first day of September which occurs during the Employment Period and after a Change in Control.

         (b) In each calendar year during which the Employment Period runs, a bonus determined by the Board of Directors of the Employer, which bonus shall not be less than an amount equal to the sum of (i) ten percent (10%) of the amount by which the Net Income of Herculite Products, Inc., or any successor thereto ("Herculite") for such calendar year exceeds the average of the Net Income of Herculite for the preceding two calendar years; and (ii) ten percent (10%) of the amount by which the Net Income of the Pharmaceutical Division of Hercon Laboratories Corporation ("Hercon"), or any successor to such pharmaceutical division or business ("Hercon Pharmaceutical") for such calendar year exceeds the average of the Net Income of Hercon Pharmaceutical for the preceding two calendar years, plus (iii) ten percent (10%) of the amount by which the Net Income of the Environmental Division of Hercon, or any successor to such environmental division or business ("Hercon Environmental") for such calendar year exceeds the average of the Net Income of Hercon Environmental for the preceding two calendar years, provided further, that after a Change in Control the annual bonus determined and payable hereunder shall not be less than the average of the three highest annual bonus amounts paid to the Executive, provided that in the event of a Change in Control involving Herculite, Hercon Pharmaceutical or Hercon Environmental only, then such minimum annual bonus amount shall apply only to that portion of the bonus attributable to Herculite, Hercon Pharmaceutical or Hercon Environmental, as the case may be. For the purposes of this paragraph, "Net Income" for any calendar year means the net earnings of Herculite, Hercon Pharmaceutical or Hercon Environmental as the case may be, for such calendar year and before provisions for all taxes on income and for bonuses under this Agreement and for bonuses paid pursuant to any other arrangements providing for bonuses based on income by and between any other employee and Herculite, Hercon Pharmaceutical or Hercon Environmental, as the case may be, and with such adjustments for any unusual or non-recurring items of income or loss not arising in the ordinary course of business as the Board of Directors of the

Employer in its sole discretion may determine. The Employer shall pay said bonus provided for under this paragraph to the Executive within one hundred
(100) days after the end of such year.

         (c) Stock options or other equity incentive awards and any other bonus incentive compensation plans maintained from time to time by the Employer or its affiliates during the Employment Period and in which executives with comparable duties are eligible to participate. In addition, in the event that the Employer shall issue, or shall directly or indirectly cause a subsidiary of the Employer to issue, to the security holders of the Employer or other persons any securities representing a direct or indirect interest in Pharmaceutical Division or business of Hercon, then the Employer shall upon the date of such issuance cause the entity (the "Issuer") to which such issued securities relate to grant to Executive an option to purchase shares of the common equity of the Issuer. The number of shares of common equity to be covered by such option shall equal that number which would represent ten percent of the number of shares of common equity then outstanding, assuming for such purpose, that all shares of common equity issuable upon the exercise or conversion of all the outstanding common equity equivalents (including and any options granted to officers, directors or employees of the Employer or Issuer) were issued and outstanding. The purchase price per share will be equal to the fair market value of such shares as of the date of grant and the option shall be exercisable in full on the first anniversary of the date of grant, subject to acceleration in the event of a Change in Control. The option will expire ten years from the date of grant, subject to earlier termination in circumstances similar to those applicable to options granted under the Employer's 1995 Performance Equity Plan and forfeiture of the value of the option in the event Executive enters into competitive conduct with the Employer, its subsidiaries or the Issuer, or its subsidiaries. The Employer shall cause the Issuer to enter into an option agreement effective as of the grant date which shall reflect the terms and provisions of this Paragraph 3(c).

         (d) Benefits under any group or executive medical, dental, disability, life insurance, retirement, profit sharing, thrift and other plans and programs, including nonqualified and deferred compensation plans and programs, maintained from time to time by the Employer or its affiliates during the Employment Period and in which executives with comparable duties are eligible to participate.

         (e) Premiums on the whole-life insurance policy taken out in June 1993 on the lives of Executive and his spouse, Laura G. Speiser provided, that upon the second-to-die of Executive and his spouse, the Employer shall be entitled to receive from the proceeds of such policy an amount equal to the aggregate amount of premiums previously paid by the Employer with respect to such policy, and, provided further, in the event that prior to the death of the second-to-die the policy is surrendered for the cash value thereof, such cash value shall be paid to the Employer.

         (f) Vacation, perquisites and reimbursement of reasonable business expenses to the extent provided by the Employer or its affiliates from time to time during the Employment Period to executives with comparable duties, but in no event shall such vacations, perquisites or reimbursements be less favorable than the vacation, perquisites and reimbursement of reasonable business expenses to which he was entitled immediately prior to the Effective Date of this Agreement (including, but not limited to, company car and allowances, club memberships and dues, subscriptions and travel).

         (g) Upon the Executive's retirement on or after January 1, 2000 (the "Retirement Date"), Executive shall be entitled to receive an annual supplemental pension benefit ("Supplemental Pension"). The amount of the annual Supplemental Pension shall be equal to 60% of Executive's final base salary, which, for this purpose, shall mean the highest nominal annual salary paid to the Executive by the Employer during the period commencing on the Effective Date of this Agreement and ending on the Retirement Date. The Supplemental Pension shall be paid in monthly installments for a period of 120 months, commencing on the later of the Retirement Date or the January 1 next following the Executive's retirement. In the event of the Executive's death while receiving such payments, a lump sum equal to the present value of the remaining payments (determined on the basis of the Prime Rate (as defined in Paragraph 9(a) hereof) as in effect on the first day of the month in which the Executive's death occurs) shall be paid to his designated beneficiary, or in the absence of a designated beneficiary, to his estate. In the event the Executive's employment terminates prior to the Retirement Date for reasons other than death or those that constitute a "termination" within the meaning of Paragraph 4 hereof, then the amount of the annual Supplemental Pension payable at the Retirement Date shall be prorated to reflect the actual period of service from December 31, 1994 to the date of termination of employment, as compared to the expected period of service from December 31, 1994 to the Retirement Date. No proration will be applicable, however, if such termination of employment is due to the death of the Executive or in circumstances which constitute a termination under Paragraph 4 hereof. In the event of the Executive's death, a lump sum payment equal to the present value (determined as described above) of the payments that would have commenced on the Retirement Date shall be paid to his designated beneficiary, or in the absence of a designated beneficiary, to his estate. In the event of a termination of employment prior to the Retirement Date, the Executive may elect to commence the Supplemental Pension as of the January 1 next following the date of such termination. The amount of the payments shall be adjusted, however, such that the present value of the Supplemental Pension commencing at such earlier date is equal to the present value of the Supplemental Pension that would have commenced on the Retirement Date. The present value shall be based on the Prime Rate as in effect on the December 1 immediately preceding the January 1 on which such payments are to commence.

     4.  Termination During Employment Period.

         (a) For purposes of this Agreement, the term "termination" shall mean (i) termination by the Employer of the employment of the Executive with the Employer and all of its affiliates for any reason other than death, disability or "cause" (as defined below), or (ii) resignation of the Executive for "constructive discharge" (as defined below).

         (b) The term "constructive discharge" shall mean the Executive's resignation from the Employer and all of its affiliates upon any one of the following:

              (i) the failure of the Employer to pay or provide the compensation, benefits and perquisites contemplated by this Agreement;
             (ii) there shall have occurred a material diminution in the Executive's duties and responsibilities from those in effect prior to the Effective Date of this Agreement;

            (iii) the Employer changes the Executive's primary employment location to a place that is outside the New York City Metropolitan area; and/or

             (iv) at any time for any reason prior to the first anniversary of a Change in Control.

         (c) The term "cause" means (i) felony conviction resulting from an act or acts of dishonesty or moral turpitude, other than a felony predicated upon the Executive's vicarious liability or (ii) the Executive's continued and willful failure to substantially perform his duties under this Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part will be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the interests of the Employer or not opposed to the interests of the Employer.

     5. Confidentiality. The Executive agrees that during and after the Employment Period, he shall retain in confidence any confidential information known to him concerning the Employer and its affiliates and their respective businesses for as long as such information is not publicly disclosed.

     6. Termination Benefits. In the event of a termination of the Executive during the Employment Period, the Employer shall provide and the Executive shall be entitled to receive the following:

         (a) The Executive shall, notwithstanding such termination, be entitled to continue to receive salary payments for sixty (60) months from the date of termination (which sixty (60) month period shall be treated hereunder as a continuation of the Employment Period) at the greater of the rate required by Paragraph 3(a) and that in effect immediately prior to termination.

         (b) In addition to the payments under (a) above, the Executive shall also receive bonus payments with respect to each annual bonus period during such sixty (60) month period, including a pro rata payment for the calendar year in which such sixty (60) month period ends, based upon the average annual cash bonus described in Paragraph 3(b). Such payment, if any, shall be made within the period set forth in Paragraph 3(b).

         (c) The Employer shall maintain in full force and effect for the Executive's continued benefit all of the other employee benefit plans, programs and arrangements required by Paragraphs 3(c) (option and equity incentive plans which, for this purpose, shall include Executive's ability to exercise outstanding options), 3(d) (medical insurance, profit sharing and other employee benefit plans, programs or arrangements), 3(e) (life insurance premiums) and perquisites (but not vacation pay or expense reimbursements) required by Paragraph 3(f), to which he would have been entitled under all such plans, programs or arrangements maintained by the Employer if he had remained in the employ of the Employer through the remainder of the Employment Period (as extended in Section 6(a) above), or if such continuation is not possible under the terms and provisions of such plans, programs or arrangements, the Employer shall arrange to provide benefits substantially similar to those which the Executive (and, to the extent applicable, his dependents) would have been entitled to receive if the Executive had remained a participant in such plans, programs or arrangements for such period. In addition to the foregoing, coverage under the Employer's group health plans shall continue after the extended Employment Period for the life of the Executive and his spouse at no cost to such Executive or spouse.

          (d) From and after the date of a termination until full satisfaction of the obligations of the Employer hereunder and under the plans, programs and arrangements referred to herein and under any other agreement with respect to which Employer may be obligated to make post-employment payments to the Executive, the Employer shall maintain a grantor trust in form and substance reasonably acceptable to Executive to assist the Employer in the discharge of its obligations hereunder and under any other nonqualified, deferred compensation plan maintained by the Employer under which Executive has an interest. The Employer shall deposit assets and make contributions into the grantor trust in amounts necessary to maintain the assets of the grantor trust at a level equal to the present value of the obligations of the Employer to the Executive under this Agreement and any such plans, programs or arrangements. Such amounts due shall be paid from the grantor trust or by the Employer directly, in which case the Employer shall be entitled to reimbursement form the grantor trust.

     7.  Supplemental Compensation.

         (a) If it is determined (in the reasonable opinion of independent public accountants then regularly retained by Employer in consultation with tax counsel acceptable to Executive), that any amount payable to Executive by Employer under this Agreement or any other plan, program or agreement under which Executive participates or is a party would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the "Excise Tax"), Employer shall pay to Executive the amount (a "Gross-Up Payment") of such Excise Tax and all Excise Tax, federal and state income, payroll (such as Social Security and Medicare), or other taxes with respect to the payment of the amount of such Excise Tax including all such taxes with respect to any such additional amount. If no determination by the Employer's accountants is made prior to the time a tax return reflecting amounts subject to Code Section 4999 is required to be filed by Executive, Executive shall be entitled to receive a Gross-Up Payment from the Employer calculated on the basis of the amounts subject to Code Section 4999 reported on such tax return, within 10 days of the filing of such return. If at a later date, the Internal Revenue Service assesses a deficiency against Executive for the Excise Tax with respect to any amount paid to Executive under this Agreement or any other plan, program or agreement under which Executive participates or is a party greater than that which was determined at the time such amounts were paid, Employer shall pay to Executive the amount of such Excise Tax plus any interest, penalties, professional fees or expenses incurred by Executive as a result of such assessment, together with all Excise Tax, federal and state income, payroll or other taxes with respect to the payment of the amount of such Excise Tax, interest, penalties, professional fees or expenses, including all such taxes with respect to any such additional amount. The highest effective marginal tax rate (determined by taking into account any reduction in itemized deductions and/or exemptions attributable to the inclusion of the additional amounts payable under this Paragraph 7 in the Executive's adjusted gross or taxable income) applicable to individuals at the time of payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto.

     8. No Obligation to Mitigate Damages. The Executive shall not be obligated to seek other employment in mitigation of amounts payable or arrangements made under the provisions of this Agreement and the obtaining of any such other employment shall in no event effect any reduction of the Employer's obligations under this Agreement.

     9.  Enforcement; Arbitration.

         (a) In the event the Employer shall fail to pay any amounts due to Executive or any successor under this Agreement or any plan, program or arrangement referred to herein as they come due, the Employer agrees to pay interest on such amounts at the prime rate of interest as from time to time announced by Chemical Bank as its prime rate (the "Prime Rate") plus four percent (4%) per annum until paid.

           (b) Each of the Employer and the Executive or any successor shall have the right and option to elect to have any dispute or controversy arising under or in connection with this Agreement, or any plan, program or arrangement referred to herein, or any breach thereof, settled exclusively by arbitration, conducted before an arbitrator in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Any such arbitration shall be held in New York, New York.

         (c) The Employer shall pay all reasonable legal fees, costs of litigation, and other reasonable expenses incurred by the Executive or any successor who is successful pursuant to legal judgment, arbitration or settlement in a challenge resulting from the Employer's refusal to pay any amounts due under this Agreement or any plan, program or arrangement referred to herein to which it is determined that the Executive or successor is entitled, or as a result of the Employer's contesting the validity, enforceability or interpretation of this Agreement or any such plan, program or arrangement.

         (d) Each of the Employer or the Executive or any successor shall provide written notice ("initial notice") at least fifteen (15) business days prior to the commencement of any action under this Agreement or any plan, program or arrangement referred to herein, which initial notice shall indicate whether such party is invoking arbitration pursuant to Paragraph 10(b) above. If such party is not electing to invoke arbitration, then the other party may by written notice within ten (10) business days following receipt of the initial notice elect to invoke arbitration pursuant to said Paragraph 9(b).

    10. Indemnification. In the event that legal action is instituted against Executive during or after the term hereof by a third party (or parties) based on the performance or nonperformance by Executive of his duties hereunder, the Employer will assume the defense of such action by its attorney or attorneys selected by the Employer reasonably satisfactory to the Executive and advance the costs and expenses thereof (including reasonable attorneys' fees) without prejudice to or waiver by the Employer of its rights and remedies against Executive. In the event that there is a final judgment entered against Executive in any such litigation, and Employer's Board of Directors determines that Executive should, in accordance with its charter, By-Laws, or insurance reimburse the Employer, Executive shall be liable to Employer for all such costs and expenses paid or incurred by it in the defense of any such litigation (the "Reimbursement Amount"). The Reimbursement Amount shall be paid by Executive within thirty (30) days after rendition of the final judgment. The Employer shall be entitled to set off the reimbursement amount against all sums which may be owed or payable by the Employer to Executive hereunder or otherwise. The parties shall cooperate in the defense of any asserted claim, demand or liability against Executive or the Employer or its subsidiaries or affiliates. The term "final judgment" as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired.

     The rights to indemnification under this Paragraph 10 shall be in addition to any rights which Executive may now or hereafter have under the charter or by-laws of the Employer or any of its affiliates, under any insurance contract maintained by the Employer or any of its affiliates or any agreement between Executive and the Employer or any of its affiliates.

    11. Payments in the Event of Disability or Death. Upon the permanent disability or death of the Executive prior to a termination, the Employer shall continue to pay to the Executive, or if applicable, to his representative or designated beneficiary (or failing such designation, the executor of his estate), the compensation to which Executive would have been entitled under this Agreement for a period of one (1) year following such disability or death. Upon the death of the Executive after a termination has occurred, then the beneficiary designated by the Executive or, if no beneficiary has been designated, his executor, shall be entitled to a lump sum death benefit equal to the present value of the payments that were remaining to be paid under Paragraphs 6(a) and (b) as of the date of death. Such lump sum present value payment shall be determined using an interest rate per annum equal to the Prime Rate on the first business day of the month in which the Executive's death occurred and shall be paid within 30 days of the date of death. Such payment shall be in addition to the benefits to be provided to Executive's surviving spouse under Paragraphs 3(d) and 3(e) and to any other benefit provided by the Employer or under any plan, program or arrangement maintained by the Employer upon Executive's death.

    12. Change in Control. As used in this Agreement, a "Change in Control" shall be deemed to occur (a) when the Employer acquires actual knowledge that any person, as such term is used in the Exchange Act, including Section 14(d)(2) thereof, (other than (i) any employee benefit plan established or maintained by the Employer or any of its subsidiaries, (ii) Executive or any member of his immediate family or any affiliate of Executive or any member of his immediate family, and (iii) any person who is deemed to be the beneficial owner of any securities of the Employer to which any person in clause (i) or
(ii) above are and remain beneficial owners, including, without limitation, any person that is a member of a group (as defined in said Section 14(d)(2) of the Exchange Act) in which any person defined in clause (i) or (ii) above is also a member) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Employer representing 25% or more of the combined voting power of the Employer's then outstanding securities, (b) upon the first purchase of the Employer's Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Employer or an employee benefit plan established or maintained by the Employer or any of its subsidiaries), (c) upon the approval by the Employer's stockholders of (i) a merger or consolidation of the Employer with or into another corporation (other than a merger or consolidation in which the Company is the surviving corporation and which does not result in any capital reorganization or reclassification or other change in the Employer's then outstanding shares of Common Stock), (ii) a sale or disposition of all or substantially all of the Employer's assets, or (iii) a plan of liquidation or dissolution of the Employer, or (d) if during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Employer's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. For purposes of Paragraphs 3(a) and 3(c) hereof, "Change in Control" shall also mean and be deemed to have occurred with respect to Herculite, Hercon Pharmaceutical or Hercon Environmental, respectively, upon a direct or indirect sale or disposition of all or substantially all of the assets of Herculite, Hercon Pharmaceutical or Hercon Environmental, as the case may be, to any person other than the Employer or one of its subsidiaries.

    13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing the Employer or, in the case of the Employer, at its principal executive offices.

    14. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or the laws of descent and distribution.

    15. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

    16. Amendment. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

    17. Binding Effect; Successors. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Employer and any successor of the Employer and to the benefit of Executive's executors, administrators, legal representatives, heirs and legatees. The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, expressly and unconditionally to assume and agree to perform the Employer's obligations under this Agreement, whereupon such successor or assignee shall become the Employer hereunder.

    18. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

           IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Employer has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.


                          _______________________________________________
                          Executive



                          HEALTH-CHEM CORPORATION, a Delaware Corporation



                          By:  __________________________________________
                          Its: __________________________________________


ATTEST:




___________________________________
Secretary